Exhibit 21.1

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                             SUBSIDIARIES OF THE REGISTRANT


                                State or Other
                                Jurisdiction of                  Effective
Name                            Incorporate                      Percent
Subsidiary                      or Organization                  Owned
------------                    -------------------------------  --------------
Intsys Share Limited            British Virgin Island                    100

Hytechnology, Inc.              Delaware, USA                             70

Megabase Investment Limited     British Virgin Island                    100

Shenzhen Digitainment Co. Ltd   Wholly Foreign Owned Enterprise,         100
(Trading under the name of      People's Republic of China
Shenzhen Hytechnology Inc.)

Fantatech Development, Inc.     People's Republic of China                40
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